Exhibit 10.7
Amendment 2009-1
Dole Food Company, Inc. Supplementary Executive Retirement Plan
Rabbi Trust Agreement
(Dated January 27, 2003)
          This amendment to the Dole Food Company, Inc. Supplementary Executive Retirement Plan Rabbi Trust Agreement, by and between Dole Food Company, Inc. (“Company”) and The Bank of New York Mellon, successor by operation of law to Mellon Bank, N.A., (“Trustee”) dated January 27, 2003 (the “SERP Trust”), as described below, is intended to clarify that the 2009 initial public offering of Dole Food Company, Inc. stock will not be a “change in control” for purposes of the SERP Trust, and will not trigger any of the protections set forth in the SERP Trust in the event of a change in control.
          The changes in this amendment are effective upon adoption.
1. Section 15 (“Miscellaneous”) is amended by adding the following as a new subsection (e)(6)(vii), and by re-designating existing subsections (e)(6)(vii) and (e)(6)(viii) as subsections (e)(6)(viii) and (e)(6)(ix), respectively:
(vii)	“Initial Public Offering” means the transactions leading up to, and including, the initial sale by the Underwriters of the shares of the Company’s common stock pursuant to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 14, 2009, as amended (the “Form S-1”). For purposes of this definition, the term “Underwriters” shall have the meaning ascribed thereto in that certain Underwriting Agreement attached as Exhibit 1.1 to the Form S-1, as amended.
2. Section 15 (“Miscellaneous”) is amended by adding the following as a new subsection (e)(8):
(8)	For the avoidance of doubt, the consummation of the Initial Public Offering shall not be considered a Change of Control or Fundamental Transaction for any purpose under this Trust. If, in the Initial Public Offering, any Person (other than David H. Murdock) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, no Change of Control shall be deemed to have then occurred, and no Change of Control shall be deemed to occur thereafter solely as a result of such Person’s Beneficial Ownership of the Company’s securities unless and until (if ever) such Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing at least 1% more of the combined voting power of the Company’s then outstanding securities than the percentage of the Company’s outstanding securities Beneficially Owned by such Person upon the consummation of the Initial Public Offering.
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          The Company represents and warrants to the Trustee that this Amendment does not conflict with the terms of the Dole Food Company, Inc. Supplementary Executive Retirement Plan.
          Each party represents and warrants to the other that it has full authority to enter into this amendment upon the terms and conditions hereof and that the individual executing this amendment on its behalf has the requisite authority to bind such party to this amendment, and that the amendment constitutes a binding obligation of such party enforceable in accordance with its terms.
In Witness Whereof, the undersigned hereby evidences the approval of this amendment by the Corporate Compensation and Benefits Committee of the Board of Directors of Dole Food Company, Inc. this 8 day of October, 2009.

Dole Food Company, Inc.

By	/s/ Michael Carter
Accepted by:
The Bank of New York Mellon

By Name	/s/ Susan G. Testa Susan G. Testa
Title	Managing Director
Date	10-19-09

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